Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Announces Record Third Quarter 2005 Results
Net Income Per Share Jumps 60% to $1.12
Discretionary Cash Flow More Than Doubles
Production Rises 57% to 17.7 Bcfe

DENVER – October 24, 2005 – Whiting Petroleum Corporation (NYSE: WLL) today reported record quarterly net income of $33.3 million, or $1.12 per share (both basic and fully diluted), on total revenues of $139.8 million for the three months ended September 30, 2005. This compares to third quarter 2004 net income of $14.3 million, or $0.70 per share, on total revenues of $67.3 million. The improvements were primarily due to greater production volumes as a result of the Company’s active acquisition program during the past 12 months as well as to higher commodity price realizations. Discretionary cash flow in the third quarter of 2005 totaled $80.0 million, representing a 114% increase over the $37.4 million reported for the same period in 2004. A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release.

Third Quarter Production

Production in the third quarter of 2005 totaled 17.7 billion cubic feet equivalent (Bcfe), of which 10.3 Bcfe was crude oil (58%) and 7.4 Bcfe was natural gas (42%). This third quarter total equates to a daily average production rate of 192.2 million cubic feet equivalent (MMcfe), representing a 57% increase over the 122.5 MMcfe per day average rate in 2004‘s third quarter. During the third quarter of 2005, a total of approximately 100 MMcfe (0.1 Bcfe) of production was shut-in due to hurricanes Katrina and Rita. None of Whiting’s wells or facilities was seriously damaged.

Production per share in the third quarter of 2005 totaled 0.6 thousand cubic feet of gas equivalent (Mcfe), a sequential increase of 8% over the second quarter of 2005.

The following table summarizes the Company’s net production and commodity price realizations for the 2005 and 2004 quarters ended September 30:

	Three Months Ended
Production	9/30/05	9/30/04	Change
Natural gas (Bcf)	7.40	6.13	21%
Oil and condensate (MMBls)	1.71	0.86	99%
Equivalent (Bcfe)	17.68	11.27	57%
Average Sales Price
Natural gas (per Mcf):
Price received	$7.34	$5.28	39%
Effect of hedging	(0.24)	--

Realized price	$7.10	$5.28	34%

Oil and condensate (per Bbl):
Price received	$57.84	$39.16	48%
Effect of hedging	(6.98)	(2.38)

Realized price	$50.86	$36.78	38%

Whiting incurred a hedging loss of $13.7 million during the third quarter of 2005, as compared to a hedging loss of $2.0 million in the third quarter of 2004. A summary of Whiting’s outstanding crude oil and natural gas hedges is included later in this news release.

Third Quarter Costs and Margins

A summary of cash revenues and cash costs on a per Mcfe basis is as follows:

	Per Mcfe
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Sales price, net of hedging	$7.90	$5.67	$7.03	$5.42
Lease operating expense	$1.57	$1.15	$1.40	$1.15
Production tax	$0.57	$0.35	$0.49	$0.34
General & administrative	$0.46	$0.54	$0.43	$0.47
Exploration	$0.26	$0.14	$0.20	$0.08
Cash interest expense	$0.56	$0.28	$0.41	$0.23
Cash income tax expense	$0.25	$0.04	$0.18	$0.01

	$4.23	$3.17	$3.92	$3.14

Lease operating expense on a unit of production basis in the third quarter of 2005 averaged $1.57 per Mcfe, an increase of 37% from the third quarter 2004 average of $1.15 per Mcfe. The increase was primarily due to rising expenses for electric power and oil field goods and services. Also contributing to higher lease operating costs was the inclusion of lease operating expense for the Postle field, which the Company acquired on August 4, 2005. The Postle field is a secondary and tertiary recovery property with lease operating expenses of approximately $2.00 per Mcfe. After the integration of the North Ward Estes properties acquired on October 4, 2005, the Company expects lease operating expenses to average between $1.55 and $1.65 per Mcfe in the fourth quarter of 2005.

Production taxes in the third quarter of 2005 averaged $0.57 per Mcfe, $0.22 greater than the third quarter of 2004, due to higher commodity prices. General and administrative expenses totaled $0.46 per Mcfe in the third quarter of 2005, down $0.08 per Mcfe, or 15%, from the third quarter of 2004 primarily due to the efficiencies of spreading fixed costs over a larger production base.

Exploration costs totaled $4.6 million, or $0.26 per Mcfe, in the third quarter of 2005, versus $1.6 million, or $0.14 per Mcfe, in the third quarter of 2004. The increase in cost is primarily due to increased purchases of seismic and increased geological and geophysical costs to support our increased drilling budget.

Cash interest expense averaged $0.56 per Mcfe in the third quarter of 2005 compared to $0.28 per Mcfe in the 2004 third quarter. The increase was due primarily to the April 2005 issuance of $220 million of Senior Subordinated Notes carrying an interest rate of 7.25% and maturing in 2013.

Depletion, depreciation and amortization (DD&A) expenses averaged $1.32 per Mcfe in the third quarter of 2005, a 15% increase over the $1.15 per Mcfe average in the third quarter of 2004. Contributing to the DD&A rate increase is our 2004 all-in finding cost of $1.28 per Mcfe and the Postle field acquisition cost of $1.42 per Mcfe.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “We’re pleased with our third quarter results, and we expect to have a strong fourth quarter finish to 2005. The recent Celero property acquisitions helped us meet one of our intermediate goals of establishing a five-year-plus inventory of drilling opportunities. We believe we are now in a position to capitalize on these opportunities to grow our production through the drillbit. For example, due to drilling activities, production from the North Ward Estes field and ancillary properties has increased 62% over the past nine months to an average of 5,780 barrels of oil equivalent per day (34.7 MMcfe/d) in September 2005. At the same time, we will continue to look at potential acquisitions that would strengthen our position in areas where we have established operations.”

First Nine Months 2005 Results

Third quarter earnings brought net income in the first nine months of 2005 to a record $83.6 million, a 124% increase over $37.4 million in the comparable 2004 period. Net income per share of $2.82 (basic) and $2.81 (fully diluted) in the first nine months of 2005 represented a 46% increase from $1.93 per share (basic and fully diluted) in the first nine months of 2004. Total revenues in the first nine months of 2005 were $354.5 million, more than double the $168.7 million generated in the first nine months of 2004. Discretionary cash flow in the first nine months of 2005 was up 116% to $210.2 million from $97.2 million in the same period in 2004.

Oil and gas production in the first nine months of 2005 totaled 50.4 Bcfe, or an average of 184.5 MMcfe per day. This rate represents a 68% increase compared to the 30.0 Bcfe, or 109.7 MMcfe per day average, recorded in the first nine months of 2004.

2005 Drilling Summary

The table below summarizes Whiting’s drilling activity and capital spending for the three months and nine months ended September 30, 2005:

Gross/Net Wells Drilled/Recompleted
	Producers	Unsuccessful	Total New Drilling	% Success Rate	Recompletions	Capital Spending (in millions)
Q305	81 / 33.3	7 / 5.7	88 / 39.0	92% / 85%	6 / 3.1	$ 60.6
9M05	150 / 64.5	21 / 13.9	171 / 78.4	88% / 82%	18 / 11.9	$ 114.6

Highlights of Other Recent Events

On October 4, 2005, Whiting completed its acquisition from Celero Energy, LP of the operated interest in the North Ward Estes field in Ward and Winkler counties, Texas and certain other fields for $442 million in cash and 441,500 shares of Whiting common stock. The effective date of the acquisition was July 1, 2005. Whiting funded the purchase price with a portion of the net proceeds received from its common stock and senior subordinated notes offerings, both of which also closed on October 4, 2005 and are described below. The entire $802 million Celero property package comprised total proved reserves of an estimated 734 Bcfe, for which Whiting paid $1.09 per Mcfe. The fully developed cost of these reserves is estimated at $1.82 per Mcfe, based on future development costs of $534 million.

The North Ward Estes field includes six base leases with 100% working interests in approximately 58,000 gross and net acres. There are currently 580 producers and 180 injection wells in the field. In September 2005, the North Ward Estes field, combined with the ancillary properties purchased on October 4, 2005, was producing at an average daily rate of approximately 5,780 barrels of oil equivalent (34.7 MMcfe of gas), a 62% increase over its first quarter average production rate of 21.4 MMcfe per day. The increase was primarily due to active infill drilling, recompletion and workover programs. Six drilling rigs and 12 workover rigs are currently working in the field.

The first part of the Celero transaction, the $343 million acquisition of the operated interest in Postle field, located in Texas County, Oklahoma, closed on August 4, 2005. This field includes five producing units and one lease covering approximately 25,600 gross acres or 24,223 net acres. Working interests range from 94% to 100%. There are currently 88 producers and 78 injection wells in the field. During the first quarter of 2005, the field produced at an average daily rate of approximately 26.5 MMcfe of gas. In September 2005, Postle field was producing at an average daily rate of 4,096 barrels of oil equivalent (24.6 MMcfe of gas). The 7% decline in daily production was attributable to equipment out of service at the Dry Trails Gas Plant, located in the northern portion of the field. The Company expects to complete the repair of this equipment by the first quarter of 2006. There are currently two drilling rigs and six workover rigs working in the field.

Stock and Senior Subordinated Note Offerings

Whiting completed a public offering of 6,612,500 shares of its common stock on October 4, 2005. The offering was priced at $43.60 per share to the public. The number of shares includes the sale of 862,500 shares pursuant to the exercise of the underwriters’ over-allotment option. The shares of Whiting common stock issued in connection with the Celero transaction brings the Company’s total shares outstanding to approximately 36.8 million as of October 4, 2005.

In addition, on October 4, 2005, Whiting completed an offering of $250 million of Senior Subordinated Notes due 2014 in a private placement under Rule 144A under the Securities Act of 1933. The Notes were priced at par with a coupon of 7.0%.

Whiting received net proceeds of approximately $277.0 million from the common stock offering and approximately $244.5 million from the senior subordinated notes private placement, in each case after deducting underwriting discounts, commissions and estimated expenses of the offering. Whiting used the net proceeds of approximately $521.5 million to pay the cash portion of the purchase price for the North Ward Estes field and to repay $100 million of the debt outstanding under the credit agreement of its wholly-owned subsidiary, Whiting Oil and Gas Corporation, that was incurred in connection with the acquisition of the Postle field interests.

After applying the net proceeds of the common stock public offering and the senior subordinated notes private placement, Whiting’s remaining outstanding bank borrowings currently total $270.0 million. The Company anticipates that it will further reduce its bank debt with cash flow from operations during 2005 and 2006. Including the Company’s three senior subordinated notes issues, which comprise a total of $615.6 million of long-term debt, Whiting’s current debt to total capitalization ratio is 49%.

Outlook for Fourth Quarter and Full-Year 2005

The following statements provide a summary of certain estimates for the fourth quarter and full-year 2005 based on current forecasts. These estimates include the recently closed equity and debt offerings. Whiting expects its current full-year capital budget to be approximately $180 million (excluding acquisition costs). Whiting expects cash flow from operations during the balance of 2005 to be sufficient to fund the remainder of its 2005 drilling program. In 2006, Whiting expects to increase its capital budget to 60% — 70% of discretionary cash flow. Historically, Whiting’s drilling capital budget has been 50% to 55% of discretionary cash flow.

Based on anticipated capital spending and the items mentioned above, Whiting’s fourth quarter 2005 production is expected to range from 22.5 Bcfe to 23.5 Bcfe (64% oil), bringing full-year 2005 production to between 72.9 Bcfe and 73.9 Bcfe. The Company is currently running 16 operated drilling rigs: six in the Permian Basin; three in the Williston Basin; three in the Gulf Coast region; two in the Green River Basin; and, two in the Mid-Continent region. Twelve workover rigs are currently operating in the North Ward Estes field and six are working in the Postle field. Whiting is also participating in the drilling of 10 non-operated wells.

Operating, general and administrative and interest expenses per Mcfe for the fourth quarter of 2005 and full-year 2005 are expected to fall within the following ranges:

	Fourth Quarter 2005	Full-Year 2005
Lease operating expense	$1.55 - $1.65	$1.45 - $1.50
General and administrative expense	$0.44 - $0.46	$0.43 - $0.46
Interest expense	$0.73 - $0.75	$0.57 - $0.59
Depreciation, depletion and amortization	$1.33 - $1.36	$1.29 - $1.31
Production taxes (% of production revenue)	6.5% - 6.9%	6.5% - 6.9%

Oil and Gas Hedges

Whiting’s outstanding hedges and fixed price contracts as of September 30, 2005 are summarized below:

	Contracted Volume		NYMEX Price Collar Range		As a Percentage of
Hedges	Natural Gas MMBtu per Month	Oil Bbls per Month	Gas (per MMBtu)	Oil (per Bbl)	September 2005 Production for (Gas/Oil)
2005
Q4	1,500,000	125,000	$4.50 - $10.00	$35.00 - $65.75	64%/21%
Q4	--	125,000	--	$35.00 - $60.55	-- / 21%
Q4	--	110,000	--	$50.00 - $75.00	-- / 18%
Q4	--	50,000	--	$50.00 - $80.50	-- / 08%
2006
Q1	450,000	250,000	$6.00 - $16.00	$40.00 - $51.50	19%/41%
Q1	750,000	110,000	$5.90 - $10.30	$50.00 - $76.55	32%/18%
Q1	300,000	50,000	$6.00 - $17.00	$50.00 - $82.25	13%/08%
Q2	600,000	125,000	$6.00 - $10.10	$45.00 - $82.80	26%/21%
Q2	1,000,000	215,000	$6.00 - $10.12	$50.00 - $73.80	43%/36%
Q2	--	110,000	--	$50.00 - $76.20	-- / 18%
Q3	600,000	125,000	$6.00 - $10.28	$45.00 - $81.90	26%/21%
Q3	1,000,000	215,000	$6.00 - $10.38	$50.00 - $72.90	43%/36%
Q3	--	110,000	--	$50.00 - $75.25	-- / 18%
Q4	600,000	125,000	$6.00 - $12.28	$45.00 - $81.10	26%/21%
Q4	1,000,000	215,000	$6.00 - $12.18	$50.00 - $72.05	43%/36%
Q4	--	110,000	--	$50.00 - $74.30	-- / 18%
2007
Q1	600,000	125,000	$6.00 - $15.20	$45.00 - $81.00	26%/21%
Q1	1,000,000	215,000	$6.00 - $15.52	$50.00 - $70.90	43%/36%
Q1	--	110,000	--	$50.00 - $73.15	-- / 18%
Q2	--	110,000	--	$50.00 - $72.00	-- / 18%
Q2	--	300,000	--	$50.00 - $78.50	-- / 50%
Q3	--	110,000	--	$50.00 - $70.90	-- / 18%
Q3	--	300,000	--	$50.00 - $77.55	-- / 50%
Q4	--	110,000	--	$49.00 - $71.50	-- / 18%
Q4	--	300,000	--	$50.00 - $76.50	-- / 50%
2008
Q1	--	110,000	--	$49.00 - $70.65	-- / 18%
Q2	--	110,000	--	$48.00 - $71.60	-- / 18%
Q3	--	110,000	--	$48.00 - $70.85	-- / 18%
Q4	--	110,000	--	$48.00 - $70.20	-- / 18%

Fixed Price Contracts	Natural Gas Volumes in MMBtu per Month	2005 Contract Price(1) (per MMBtu)	As a Percentage of September 2005 Gas Production
Jan. 2002 - Dec. 2011	51,000	$ 4.39	2%
Jan. 2002 - Dec. 2012	60,000	$ 3.89	3%

(1)     Annual 4% price escalation on fixed price contracts.

Selected Operating and Financial Statistics

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2005	2004	2005	2004
Selected operating statistics
Production
Natural gas, MMcf	7,400	6,128	22,377	17,098
Oil and condensate, MBbl	1,713	857	4,666	2,158
Natural gas equivalents	17,678	11,270	50,373	30,046
Average Prices
Natural gas, Mcf (excludes hedging)	$7.34	$5.28	$6.25	$5.30
Oil, Bbl (excludes hedging)	$57.84	$39.16	$50.37	$35.13
Per Mcfe Data
Sales price (including hedging)	$7.90	$5.67	$7.03	$5.42
Lease operating	$1.57	$1.15	$1.40	$1.15
Production taxes	$0.57	$0.35	$0.49	$0.34
Depreciation, depletion and
amortization	$1.32	$1.15	$1.28	$1.15
General and administrative	$0.46	$0.54	$0.43	$0.47
Selected Financial Data
(In thousands, except per share data)
Total revenues	$139,795	$67,290	$354,459	$168,741
Total costs and expenses	$85,590	$43,972	$218,343	$107,786
Net income	$33,282	$14,317	$83,575	$37,426
Per share, basic	$1.12	$0.70	$2.82	$1.93
Per share, diluted	$1.12	$0.70	$2.81	$1.93
Average shares outstanding, basic	29,707	20,516	29,688	19,341
Average shares outstanding, diluted	29,725	20,554	29,705	19,370
Net cash provided by operating activities	$74,258	$49,004	$211,423	$96,285
Net cash (used) by investing activities	$(446,400)	$(464,831)	$(607,560)	$(491,377)
Net cash provided by financing activities	$364,063	$400,812	402,019	$358,868

Conference Call

The Company’s management will host a conference call with investors, analysts and other interested parties on Tuesday, October 25, 2005 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s third quarter and year-to-date 2005 financial and operating results. Please call (800) 847-4038 (U.S./Canada) or (706) 634-7593 (International) to be connected to the call. Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.” Slides for the conference call will be available on this website beginning at 11:00 a.m. (EDT) on October 25, 2005.

A telephonic replay will be available beginning approximately two hours after the call on Tuesday, October 25, 2005 and continuing through Tuesday, November 1, 2005. You may access this replay at (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International) and entering the conference ID #1347191. You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Rocky Mountains, Permian Basin, Gulf Coast, Michigan and Mid-Continent regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, production expenses, net profit margins, cash flows from operations and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs; our ability to identify and complete acquisitions and to successfully integrate acquired businesses and properties, including the properties acquired from Celero Energy, LP; unforeseen underperformance of or liabilities associated with acquired properties, including the properties acquired from Celero Energy, LP; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Third Quarter 2005 Form 10-Q to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,542	$1,660
Accounts receivable trade, net	83,845	63,489
Deferred income taxes	28,308	2,368
Prepaid expenses and other	7,407	7,603

Total current assets	127,102	75,120
PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts
method:
Proved properties	1,775,915	1,225,676
Unproved properties	18,553	6,038
North Ward Estes deposit	45,900	--
Other property and equipment	13,911	7,517

Total property and equipment	1,854,279	1,239,231
Less accumulated depreciation, depletion
and amortization	(306,911)	(244,246)

Total property and equipment-net	1,547,368	994,985

DEBT ISSUANCE COSTS	19,124	11,823
OTHER LONG-TERM ASSETS	11,781	10,278

TOTAL	$1,705,375	$1,092,206

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$39,596	$19,815
Accrued interest	11,378	2,050
Oil and gas sales payable	9,527	4,987
Accrued employee compensation and
benefits	8,673	7,808
Production taxes payable	13,533	8,254
Current portion of tax sharing liability	4,214	4,214
Current portion of long-term debt	3,280	3,167
Current portion of derivative liability	68,874	1,670
Income taxes payable and other liabilities	--	129

Total current liabilities	159,075	52,094
ASSET RETIREMENT OBLIGATIONS	36,891	31,639
LONG-TERM PRODUCTION PARTICIPATION
PLAN LIABILITY	11,457	9,579
LONG-TERM TAX SHARING LIABILITY	28,826	26,966
LONG-TERM DEBT	735,623	325,261
DEFERRED INCOME TAXES	63,452	34,281
LONG-TERM DERIVATIVE LIABILITY	34,053	--
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.001 par value; 75,000,000
shares authorized, 29,788,723 and
29,717,808 shares issued and
outstanding as of September 30, 2005
and December 31, 2004, respectively	30	30
Additional paid-in capital	458,837	455,635
Accumulated other comprehensive loss	(63,198)	(1,025)
Deferred compensation	(2,707)	(1,715)
Retained earnings	243,036	159,461

Total stockholders’ equity	635,998	612,386

TOTAL	$1,705,375	$1,092,206

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2005	2004	2005	2004
REVENUES:
Oil and gas sales	$153,386	$65,898	$374,829	$166,408
Loss on oil and gas hedging activities	(13,744)	(2,040)	(20,689)	(3,615)
Gain on sale of marketable securities	--	2,380	--	4,762
Gain on sale of oil and gas properties	--	1,000	--	1,000
Interest income and other	153	52	319	186

Total	139,795	67,290	354,459	168,741

COSTS AND EXPENSES:
Lease operating	27,792	12,957	70,732	34,650
Production taxes	10,103	3,950	24,558	10,168
Depreciation, depletion and amortization	23,318	13,010	64,400	34,500
Exploration and impairment	4,596	3,766	11,999	4,686
General and administrative	8,141	6,117	21,636	14,191
Interest expense	11,640	4,172	25,018	9,591

Total costs and expenses	85,590	43,972	218,343	107,786

INCOME BEFORE INCOME TAXES	54,205	23,318	136,116	60,955
INCOME TAX EXPENSE:
Current	4,440	400	9,177	400
Deferred	16,483	8,601	43,364	23,129

Total income tax expense	20,923	9,001	52,541	23,529

NET INCOME	$33,282	$14,317	$83,575	$37,426

NET INCOME PER COMMON SHARE,
BASIC	$1.12	$0.70	$2.82	$1.93

NET INCOME PER COMMON SHARE,
DILUTED	$1.12	$0.70	$2.81	$1.93

WEIGHTED AVERAGE SHARES
OUTSTANDING, BASIC	29,707	20,516	29,688	19,341

WEIGHTED AVERAGE SHARES
OUTSTANDING, DILUTED	29,725	20,554	29,705	19,370

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In Thousands)

	Three Months Ended September 30,
	2005	2004
Net cash provided by operating activities	$74,258	$49,004
Exploration	$4,596	$1,614
Changes in working capital	$1,178	$(13,216)

Discretionary cash flow (1)	$80,032	$37,402

	Nine Months Ended September 30,
	2005	2004
Net cash provided by operating activities	$211,423	$96,285
Exploration	$10,071	$2,534
Changes in working capital	$(11,320)	$(1,666)

Discretionary cash flow (1)	$210,174	$97,153

(1)     Discretionary cash flow is computed as net income plus exploration costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, and impairment of oil and gas properties less the gain on sale of properties and marketable securities. The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

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